Exhibit 99.1

MRU Holdings, Inc. Receives Additional Staff Determination from Nasdaq Stock Market

New York, NY, February 5, 2009— MRU Holdings, Inc. (Nasdaq: UNCL) today announced that on February 3, 2009 it received an additional Staff Determination Letter from the Nasdaq Listing Qualifications Department (“Nasdaq”) stating that due to the resignation of a second independent director and the Chairman of the Company’s audit committee, Mr. Richmond T. Fisher, effective January 26, 2009, the Company continued to not meet the independent director and audit committee requirements for continued listing under Marketplace Rules 4350(c)(1) and 4350(d)(2), respectively.   Previously, the Company had reported the resignation of Mr. C. David Bushley as a director and had also received a Nasdaq Staff Determination Letter at that time.  Marketplace Rule 4350(c)(1) requires that the majority of the board of directors of an issuer be comprised of independent directors and Marketplace Rule 4350(d)(2) requires that an audit committee of an issuer be composed of at least three independent directors.

Under Marketplace Rule 4350, a cure period is provided for a Company to regain compliance with the board composition and audit committee requirements due to one vacancy.  However, due to the resignation of a second independent director, the Company is not eligible for a second cure period. Consequently, the Company’s continuing non-compliance serves as an additional basis for Nasdaq to seek to delist the Company’s common stock from the Nasdaq Stock Market.

Safe Harbor Statement

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations and/or its financial condition. These forward- looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company's business, as disclosed by the risk factors contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2008 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Media Contact:
Karin Pellmann
Phone:  646-509-0789
Email:  kpellmann@mruholdings.com